Bank of South Carolina Corporation Announces Third Quarter Earnings

CHARLESTON, S.C., Oct. 9, 2014 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,141,713 or $.25 and $.26 basic and dilutive shares, respectively, for the quarter ended September 30, 2014 – an increase of 7.29% from earnings for the quarter ended September 30, 2013 of $1,064,177 or basic and dilutive shares of $.24. Returns on average assets and average equity for the nine month ended September 30, 2014 were 1.21% and 11.84%, respectively, compared with 2013 returns on average assets and average equity of 1.27% and 11.97%, respectively. Earnings for the nine months ended September 30, 2014 increased $100,382 or 3.23% to $3,207,438 compared to $3,107,056 for the nine months ended September 30, 2013.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "2014 is turning out to be a strong year for the Bank as a result of better than anticipated contributions from our lending efforts and mortgage originations. As evidenced by our strong efficiency ratio, we continue to watch expenses 'like a hawk' and appropriately price our assets to earn the returns necessary to generate earnings in this unusual economy.

"We are also quite proud to have recently been recognized by Sandler O'Neill Partners as one of 35 banks and thrifts in the country that deliver bottom line results better than our industry as a whole."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	September 30,	September 30,
	2014	2013

Shares Outstanding
BKSC Common Stock	4,461,388	4,456,028

Book Value Per Share	$8.05	$7.73

Total Assets	$376,605,878	$334,189,870

3 Months
Ending

Net Income	$1,141,713	$1,064,177

Basic Earnings Per Share	$.26	$.24

Diluted Earnings Per Share	$.25	$.24

Weighted Average Shares
Outstanding Basic	4,461,388	4,454,669

Weighted Average Shares
Outstanding Diluted	4,577,462	4,454,669

9 Months
Ending

Net Income	$3,207,438	$3,107,056

Basic Earnings Per Share	$.72	$.70

Diluted Earnings Per Share	$.70	$.70

Weighted Average Shares
Outstanding Basic	4,461,388	4,450,997

Weighted Average Shares
Outstanding Diluted	4,576,893	4,450,997

CONTACT: Sheryl G. Sharry, TELEPHONE: (843) 724-1500